 Exhibit 5.1

COVINGTON BEIJING BRUSSELS DUBAI FRANKFURT JOHANNESBURG LONDON LOS ANGELES NEW YORK SAN FRANCISCO SEOUL SHANGHAI SILICON VALLEY WASHINGTON	Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, DC 20001-4956 T +1 202 662 6000 November 2, 2018

WSFS Financial Corporation
WSFS Bank Center
500 Delaware Avenue
Wilmington, Delaware 19801

Ladies and Gentlemen:

We have acted as counsel to WSFS Financial Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-4 (File No. 333- 227573) (as amended to the date hereof, the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers an aggregate of 22,191,382 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued in connection with the proposed merger of Beneficial Bancorp, Inc., a Maryland corporation (“Beneficial”), with and into the Company, pursuant to the Agreement and Plan of Reorganization, dated as of August 7, 2018 (as amended from time to time, the “Merger Agreement”), between the Company and Beneficial.

We have reviewed the Merger Agreement, the Amended and Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated By-laws of the Company, and such other corporate records, certificates and other documents, and such questions of law, as we have considered necessary for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of such documents submitted to us conform to the originals. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We have assumed that, prior to the issuance of any of the Shares, (a) the Registration Statement will have become effective under the Securities Act, (b) to the extent required under the laws of Delaware, the stockholders of the Company will have adopted the Merger Agreement, including the transactions contemplated thereby, (c) to the extent required under the laws of Maryland, the stockholders of Beneficial will have approved the Merger Agreement, including the transactions contemplated thereby, and (d) the transactions contemplated by the Merger Agreement will have been consummated in accordance with the Merger Agreement.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement has become effective under the Securities Act, the Shares, when duly issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the Delaware General Corporation Law and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.

WSFS Financial Corporation
November 2, 2018

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the joint proxy statement/prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP

Covington & Burling LLP